Exhibit 6.5

SERVICES AGREEMENT

This Services Agreement (the “Agreement”), is entered into as of February 27, 2017 (the “Effective Date”), by and between COMMERCIAL AUTOMATION, LLC, with its principal place of business located at 638 Camino De los Mares Building 11130 San Clemente, CA 92673 (“CA”) and Basil Street Cafe, Inc., a Delaware corporation with its principal place of business located at 322 Culver Blvd #343, Playa del Rey, CA 90293 (“Basil Street”).  The parties hereby agree as follows:

1.          Services; Deliverables: Acceptance.

1.1          The parties may enter into one or more statements of work (each a “Statement of Work”), each of which will be governed by this Agreement, unless otherwise agreed to by the parties in writing, and attached hereto.  Subject to the terms and conditions described herein, CA will perform the services set forth in the relevant Statement of Work (the “Services”) and agrees to deliver the deliverables set forth in the Statement of Work (“Deliverables”) in conformance with the schedule and specifications set forth in such Statement of Work.

1.2          When CA considers a Deliverable completed, CA will deliver (or otherwise provide, in a manner agreed by the parties) it to Basil Street.  Basil Street may reject the Deliverable within ten (10) business days after receipt thereof (the “Review Period”) if the Deliverable is, in Basil Street’s reasonable discretion, (a) incomplete, (b) does not meet the specifications therefor, or (c) otherwise breaches the terms of this Agreement or the applicable Statement of Work.  If Basil Street rejects the Deliverable, CA will promptly correct the failures specified in the rejection notice within twenty-one (21) days of the rejection notice and the provisions above shall be reapplied until the Deliverable is accepted; provided, however, that after the third or any subsequent rejection or if the corrections are not made within forty-five (45) days of the initial rejection, either party may terminate this Agreement by ten (10) days written notice, subject to lack of acceptance during the notice period.  Upon Basil Street’s written acceptance of each Deliverable, CA shall invoice Basil Street for payment in accordance with the terms of this Agreement.  If Basil Street does not accept or reject a Deliverable by the end of the Review Period, it will be deemed accepted.

1.3          CA agrees to prepare and submit progress reports to Basil Street on a weekly basis (or otherwise as may be reasonably requested by Basil Street from time to time) detailing the progress being made by CA regarding the Services, in a form reasonably acceptable to Basil Street.

1.4         CA shall determine the time, place, methods, details and means of performing the Services.  Except as otherwise provided in a particular Statement of Work, CA shall be responsible to provide the tools, know-how and instrumentalities used in the project.

2.          Compensation: Billing Procedures.

2.1          Subject to the terms of this Agreement, Basil Street will pay CA for the Services in accordance with the relevant Statement of Work; provided that if no payment arrangement is so specified, CA shall submit monthly invoices to Basil Street at the end of the month detailing the fees incurred in the previous month.  Basil Street shall pay the CA the undisputed fees incurred and described on such invoice within fifteen (15) business days of Basil Street’s receipt of an undisputed invoice therefor.  All prices are inclusive of applicable taxes and Basil Street shall not be responsible for payment of any taxes in connection therewith.  If an invoice is disputed by Basil Street, the parties agree to mediate the dispute, and if it cannot be resolved, then either party may proceed to litigation.

2.2          Basil Street agrees to pay CA all pre-approved (in writing), actual and reasonable travel, lodging, material and other out-of-pocket expenses incurred by CA in conjunction with the Services.

3.          Confidential Information.  CA shall keep confidential and not disclose to any third party or use (except as required to exercise its rights or fulfill its obligations under this Agreement), any non-public information obtained from or on behalf of Basil Street (“Confidential Information”); provided, however, that CA shall not be prohibited from disclosing or using Confidential Information that CA can document: (i) is publicly available or becomes publicly available through no act or omission of CA, (ii) is or has been disclosed to CA by a third party who is not under an obligation of confidentiality with respect thereto, (iii) is or has been independently developed by CA, without use of or reference to Basil Street’s Confidential Information, or (iv) was known to CA without restriction prior to disclosure by Basil Street.  Anything assigned to Basil Street hereunder is Confidential Information to which exceptions (iii) and (iv) above will not apply.  CA may make disclosures to the extent required by law or court order, provided it gives reasonable prior notice to Basil Street so that Basil Street may seek a protective order or other actions to prevent or limit the disclosure and allows Basil Street to participate in the proceeding.  Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for CA’s breach of this Section 3 and that such breach would cause irreparable harm to Basil Street; therefore, Basil Street shall be entitled to seek immediate injunctive relief (without the requirement of posting a bond), in addition to whatever remedies it might have at law or under this Agreement.

4.          Term/Termination.

4.1          Unless terminated earlier as described in Section 1.2 or this Section 4, this Agreement shall commence on the Effective Date and continue for one year, and shall automatically renew for additional successive periods of one year each unless either party notifies the other party of such party’s intention not to renew no later than ninety (90) days prior to the expiration of the then-current term.

4.2          if either party breaches this Agreement, the other party may terminate this Agreement by giving the breaching party thirty (30) days written notice of such breach, unless the breach is cured within the notice period.  Basil Street may also terminate this Agreement at any time, without cause, upon thirty (30) days’ notice.  Any termination of this Agreement may be limited to one or more Statements of Work, in which case, the consequences of termination will be limited to the subject matter of those Statements of Work.

4.3          Upon termination of this Agreement, (i) all rights to use the Materials granted hereunder will terminate and (ii) Basil Street agrees to pay CA all undisputed amounts due or accrued as of the date of such termination.  With respect to Deliverables delivered but not accepted as of the effective date of termination, the parties will apply the acceptance procedures set forth in Section 1.2 and Basil Street shall pay for accepted Deliverables in accordance with the payment terms set forth herein.  Upon termination of this Agreement for any reason, CA shall return to Basil Street or, at Basil Street’s request, destroy (and so certify to Basil Street) any Confidential Information obtained from Basil Street.  Sections 4-8 (inclusive) shall survive any termination of this Agreement (or any terminated Statement of Work).

5.          Warranty; Indemnity.

5.1          CA represents, warrants and agrees: (a) to perform the Services in a good and workmanlike manner, (b) that the Deliverables will comply with the applicable specifications therefor and all terms and conditions of this Agreement; (c) that CA’s performance of the Services will comply with all applicable laws; (d) that CA has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights granted to Basil Street herein, including without limitation, the rights to the Deliverables developed under this Agreement (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement, and, in addition, CA will have each person who may be involved in any way with or have any access to any Deliverables or Confidential Information, enter into (prior to any such involvement or access) a binding agreement for Basil Street’s benefit that contains provisions at least as protective as those contained herein); (e) that CA has not previously granted nor will in the future grant any rights to any third party which conflict with the tights herein granted by CA; and (f) to comply with all applicable laws in its performance of the Services (including all applicable export laws).

5.2          CA will indemnify, and hold Basil Street harmless from and against any and all third party claims (and any associated costs, damages and expenses (including reasonable legal fees)) (i) caused by or arising out of any breach of CA’s representations or warranties under this Agreement, or (ii) alleging that the Deliverables infringe any third party intellectual property right.  Basil Street will indemnify, defend and hold CA harmless from and against any and all third party claims (and any associated costs, damages and expenses (including reasonable legal fees)) (i) caused by or arising out of any breach of Basil Street’s representations or warranties under this Agreement.

6.          Ownership Rights/License.

6.1          After acceptance of deliverable and payment in accordance with this SA or agreed upon SOW.  All right, title and interest in and to the Deliverables shall be and remain the sole and exclusive property of Basil Street.

6.2          CA hereby assigns to Basil Street all right, title and interest, in and to the Deliverables and Improvements, including all intellectual property rights therein (including without limitation, patent rights, copyrights, trade secret rights, moral rights, etc.), provided, however, that such assignment does not include any Underlying CA Technology (as that term is defined below).

6.3          “Underlying CA Technology” shall mean technology, methodologies and intellectual property existing at the Effective Date and owned by the CA.  To the extent (if at all) any Underlying CA Technology is incorporated into the Deliverables, or if the Deliverables are in any way based on, or are improvements or derivatives of the Underlying CA Technology, and/or any part of the Deliverables cannot be fully used and exploited without using or violating any Underlying CA Technology or rights therein, CA hereby grants an irrevocable, non-exclusive, worldwide, royalty-free, perpetual, sublicenseable, transferrable license to Basil Street to use and fully exploit the Underlying CA Technology and to make derivative works of the same, solely in order to use and fully exploit the Deliverables.  Notwithstanding the foregoing, CA will not so use or incorporate any Underlying CA Technology without prior written consent from Basil Street, for any use related to a pizza kiosk.

6.4          In addition, in the event CA incorporates in the Deliverables, or if the Deliverables are in any way based on, or are improvements or derivatives of, information or materials to which third parties have any rights, whether by patent, copyright, trade secret or otherwise (“Third Party Materials”), CA agrees to obtain advance written permission from the applicable third-party to include such Third Party Materials in the Deliverables, without any additional expense to Basil Street.  This written permission must be consistent with all the rights granted to Basil Street under this Agreement; for clarity, such Third Party Materials are Deliverables hereunder and CA must grant Basil Street the same rights granted with respect to any Third Party Materials as granted hereunder with respect to Deliverables.  CA shall provide Basil Street with a copy of any such written permission upon delivery of any Deliverable.  Notwithstanding the foregoing, CA will not so use or incorporate any Third Party Materials without prior written consent from Basil Street.

6.5          To the extent any right referred to in this Section 6 is not effectively licensed or assigned to CA, it is waived by CA and all activities of or authorized by Basil Street and its successors or assigns that would have been permissible if the licenses and assignments were fully effective are hereby ratified and consented to by CA (and CA shall ensure they are ratified and consented to by all relevant third parties).  CA shall further assist Basil Street from time to time at Basil Street’s request and expense, to further evidence, record and perfect assignments, licenses, waivers, ratifications and consents referred to herein and to perfect, maintain, enforce and defend any rights granted hereunder.

7.          General.

7.1          Governing Law.  This Agreement and any dispute arising hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.  For all purposes of this Agreement, the parties consent to exclusive jurisdiction and venue in the state and federal courts located in San Francisco County, California.

7.2          Non-Compete and Non-Solicit.  As additional protection for Confidential Information, CA agrees that during the term of this Agreement (i) and for one year thereafter, CA will not directly or indirectly encourage or solicit any employee or consultant of Basil Street to leave Basil Street for any reason and (ii) CA will not engage in any activity that is in any way competitive with the business of Basil Street at the time the Deliverables are delivered to Basil Street, and CA will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Basil Street.  Without limiting the foregoing, CA may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of CA’s obligations under this Agreement or otherwise.

7.3          Publicity.  Neither party shall issue a press release or other public statement regarding the relationship of the parties or this Agreement without the prior written consent of the other party.

7.4          Relationship of Parties.  For all purposes of this Agreement each party shall be and act as an independent contractor and shall not bind nor attempt to bind the other to any contract.

7.5          Assignment; Sub-contracting.  This Agreement is not assignable or transferable by CA, nor shall CA assign, delegate, or subcontract any of its rights or obligations hereunder, without the prior written consent of Basil Street Basil Street may freely (a) assign this Agreement and (b) assign, delegate, and or subcontract its rights and obligations hereunder.

7.6          Miscellaneous.  The Terms and Conditions of this Agreement shall take precedence over and shall govern over any inconsistent or conflicting terms in the Statement of Work or purchase order (even if signed), unless and solely to the extent that the parties expressly state in a signed writing that they intend to override the Terms and Conditions.  No waiver, change, or modification to this Agreement will be effective unless in writing signed by both parties.  Any notices in connection with this Agreement will be in writing and sent by first class US mail, confirmed facsimile or major commercial rapid delivery courier service to the address specified on the cover sheet or such other address as may be properly specified by written notice hereunder.  The parties acknowledge that each is entering into this Agreement solely on the basis of this Agreement and representations contained herein, and for its own purposes and not for the benefit of any third party.  The parties agree that this Agreement may be signed by manual, electronic or facsimile signatures and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated so that this Agreement shall otherwise remain in full force and effect and enforceable.

IN WITNESS WHEREOF, the parties have, by duly authorized persons, executed this Agreement, as of the Effective Date.

COMMERCIAL AUTOMATION, LLC.		BASIL STREET CAFÉ, INC.

By:	/s/ John Laspia	By:	/s/ Deglin Kenealy
	Signature		Signature

Name: John Laspia		Name: Deglin Kenealy
Title: Chief-Executive Officer		Title: Chief Executive Officer

EXHIBIT A - 1

STATEMENT OF WORK #1

This Statement of Work is entered into between COMMERCIAL AUTOMATION, LLC.  and Basil Street Café, Inc. and is subject to the Services Agreement (“Agreement”) entered into between the parties dated February 27, 2017. Any capitalized terms used herein shall have the meanings given to them in the Agreement.  By signing below, the parties hereto, each acting under due and proper authority agree to make this Statement of Work a part of the Services Agreement between the parties.

Project:  See “Pizza Vending System product description phase one statement of work.”

Key Personnel:

Project Plan:

Deliverables:

Schedule:

Fees and Payment; Expense Reimbursement:

COMMERCIAL AUTOMATION, LLC.		BASIL STREET CAFÉ, INC.

By:	/s/ John Laspia	By:	/s/ Deglin Kenealy
	Signature		Signature

Name: John Laspia		Name: Deglin Kenealy
Title: Chief-Executive Officer		Title: CEO